Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated May 14, 2013

Relating to Preliminary Prospectus Supplement dated May 14, 2013

Registration No. 333-187255

Pricing Supplement

Dated May 14, 2013

Hawaiian Airlines, Inc.

$444,540,000

2013-1 Pass Through Trust

Class A and Class B Pass Through Certificates, Series 2013-1

Pricing Supplement dated May 14, 2013 to the preliminary prospectus supplement dated May 14, 2013 (as supplemented, the “Preliminary Prospectus Supplement”) of Hawaiian Airlines, Inc. (“Hawaiian Airlines”).

The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

Securities:	Class A Pass Through Certificates, Series 2013-1 (“Class A Certificates”)	Class B Pass Through Certificates, Series 2013-1 (“Class B Certificates”)

Amount:	$328,260,000	$116,280,000

CUSIP:	419838 AA5	419839 AA3

ISIN:	US419838AA57	US419839AA31

Coupon:	3.90%	4.95%

Make-Whole Spread over Treasuries:	0.35%	0.50%

Available Amount under Liquidity Facility at January 15, 2015:	$18,583,110	$8,391,735

Initial Maximum Commitment Amount Under Liquidity Facility:	$20,874,601	$9,385,250

Public Offering Price:	100%	100%

Underwriting:

Citigroup Global Markets Inc.	$118,173,600	$41,860,800

Goldman, Sachs & Co.	$82,065,000	$29,070,000

Morgan Stanley & Co. LLC	$82,065,000	$29,070,000

Natixis Securities Americas LLC	$29,543,400	$10,465,200

J.P. Morgan Securities LLC	$8,206,500	$2,907,000

Wells Fargo Securities, LLC	$8,206,500	$2,907,000

Concession to Selling Group Members:	0.50%	0.50%

Discount to Broker/Dealers:	0.25%	0.25%

Underwriting Commission:	$4,445,400

Hawaiian Airlines’s Transaction Expenses (estimated):	$2,500,000

Underwriting Agreement:	Dated May 14, 2013

Settlement:	May 29, 2013 (T+10) closing date, the 10th business day following the date hereof

Preliminary Prospectus Supplement:	Hawaiian Airlines has prepared a Preliminary Prospectus Supplement, dated May 14, 2013, which includes additional information regarding the Class A and Class B Certificates

The issuer and Hawaiian Holdings, Inc., as parent guarantor, have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the parent guarantor have filed with the SEC for more complete information about the issuer, the parent guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citi toll-free at 1-212-723-6171, Goldman Sachs toll-free at 1-866-471-2526 or Morgan Stanley toll-free at 1-866-718-1649.